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Ex-3.6
Amended and Restated Articles of Incorporation

                                   EXHIBIT 3.6

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               TELEGEN CORPORATION
                            A California Corporation
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         Jessica L. Stevens and Bonnie A. Crystal certify that:

         1. They are the President and Secretary, respectively, of Telegen Corporation, a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

                                       "I.

         The name of the Corporation is Telegen Corporation.

                                       II.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         This Corporation is authorized to issue two classes of stock designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation is authorized to issue is 100,000,000 and the total number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000,000. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the rights, preferences and privileges of any wholly unissued class or series of shares of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them.

                                       IV.

         Upon the filing of these Amended and Restated Articles of Incorporation every sixteen outstanding shares of Common Stock shall be combined into a single share of Common Stock provided, however, that no fractional shares shall be issued but instead that all fractional shares resulting from such combination shall be rounded up to whole shares.

                                       V.

         Section 1. Limitation of Directors' Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


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         Section 2.        Indemnification of Corporate Agents. This
Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through By-Law provisions, agreements with agents, a vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions or breach of duty to the Corporation and its shareholders.

         Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

         3. The foregoing Amended and Restated of the Articles of Incorporation has been duly authorized by the undersigned as representatives of Telegen Corporation pursuant to the authority granted by Section 1400 of the California Corporations Code and pursuant to the Plan of Reorganization of Telegen Corporation confirmed by the United States Bankruptcy Court for the Northern District of California in the case entitled "In Re Telegen Corporation, Debtor" (Case No. 98-34876-DM-11).

         We further declare under penalty of perjury, under the laws of the State of California that the matters set forth in these Amended and Restated Articles of Incorporation are true and correct of our own knowledge.

Dated:   June 30, 2000

                                       /s/  JESSICA L. STEVENS
                                       ----------------------------------------
                                       Jessica L. Stevens


                                       /s/  BONNIE CRYSTAL
                                       ----------------------------------------
                                       Bonnie A. Crystal




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